Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Blackboxstocks Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate(3)	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(f)(2)	8,784,981(1)	N/A	11,792.99(2)	0.0001476	$1.74
	Total Offering Amounts							$1.74
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fees Due							$1.74

(1)

Represents the maximum number of shares of common stock, par value $0.001 per share, of Blackboxstocks Inc. (“Blackboxstocks”, and such common stock, the “Common Stock”) that are expected to be issued (or become issuable) to shareholders of Evtec Aluminium Limited (“Evtec”) in connection with that certain Share Exchange Agreement dated December 12, 2023, between Blackboxstocks, Evtec and the shareholders of Evtec, pursuant to which Blackboxstocks will acquire all of the issued and outstanding ordinary shares of Evtec, with the result of Evtec becoming a wholly-owned subsidiary of Blackboxstocks (the “Exchange”). The number of shares of Common Stock to be registered assumes an estimated exchange ratio (which is subject to adjustment prior to the effective time of the Exchange) of approximately 301.8 shares of Blackboxstocks Common Stock for each Evtec ordinary share.

(2)

Estimated solely for the purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated in accordance with Rule 457(f)(2) of the Securities Act. Evtec is a private company and no market exists for its securities. The proposed maximum aggregate offering price of Evtec shares is one-third of the aggregate par value of the Evtec shares expected to be exchanged in connection with the Exchange, which is approximately $11,792.99. This figure is derived from Evtec’s book value of share capital of $35,379 as of May 8, 2023, which is equal to £28,319 converted to U.S. Dollars using a published exchange rate of 1.2493 U.S. Dollars per British Pound Sterling at that date.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $147.60 per $1,000,000 of the proposed maximum offering price.